For Immediate Release
Monday 12th June, 2000


On Friday 9 June, 2000, Invensys plc purchased through its agent Goldman Sachs International 1,222,736 shares of Baan Company N.V. on the
Amsterdam Exchanges at an average price of Euro 2.8465.

THE OFFER (THE "OFFER") FOR THE OUTSTANDING BAAN SHARES HAS NOT YET COMMENCED, AND THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. AT THE TIME A SUBSIDIARY OF INVENSYS COMMENCES THE OFFER, IT WILL FILE AN OFFER TO PURCHASE, THE RELATED APPLICATION FORM FOR DUTCH HOLDERS AND LETTER OF TRANSMITTAL FOR U.S. HOLDERS AND OTHER OFFER DOCUMENTS (THE "OFFER DOCUMENTS") WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC), THE AMSTERDAM STOCK EXCHANGE AND THE SER MERGER COUNCIL, AND BAAN WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH THE SEC. SHAREHOLDERS OF BAAN ARE STRONGLY ADVISED TO READ BOTH THE OFFER DOCUMENTS AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS MAY OBTAIN A FREE COPY OF THESE AND OTHER DOCUMENTS FILED BY THE INVENSYS
SUBSIDIARY AND BAAN AT THE SEC'S WEB SITE AT WWW.SEC.GOV. THE OFFER DOCUMENTS AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL BE MADE AVAILABLE TO SHAREHOLDERS OF BAAN AT NO EXPENSE TO THEM.